Example Template : 77O



DEUTSCHE FLOATING RATE FUND

N-Sar December 1, 2014 - May 31, 2015



Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Masonite International Corp	575385AA7
	3/9/2015		$100.0	$475,000,000
	1,000,000	0.21%		BCLY, BOAML,
DB, RBC, WELLS	BOAML
Communications Sales & Leasing Inc  144A
	20341WAA3	4/16/2015		$100.0
	$400,000,000	3,000,000	0.75%
	BCLY, BNP, CITI, CS, DB, GS, BOAML	BOAML
EP ENER/EVEREST ACQ FIN 6.375 15-JUN-2023
	268787AC2	5/19/2015		$100.0
	$800,000,000	2,000,000	0.25%
	CITI, GS, JPM, RBC	RBC